Exhibit 99.1

NEOGENOMICS, INC.

PRESS RELEASE

FOR IMMEDIATE RELEASE

NeoGenomics Raises Revenue Guidance to $25 Million and EPS Guidance to $0.01 - $0.02 per share for Quarter 4, 2014

Company Now Projecting 36% Year-Over-Year Revenue Growth in Quarter 4

Ft. Myers, Florida – January 22, 2015 – NeoGenomics, Inc. (NASDAQ: NEO), a leading provider of cancer-focused genetic testing services, announced today that it was raising its previously issued revenue and earnings-per-share guidance for the fourth quarter of 2014. The Company now expects revenue of approximately $25 million and earnings per share of approximately $0.01 - $0.02 for the fourth quarter. Previously, the Company had issued revenue guidance of $23.0 - $24.5 million and earnings-per-share guidance of $0.00 - $0.01 per share.

Douglas VanOort, the Company’s Chairman and CEO, commented, “On a consolidated basis, including the results of our newly acquired PathLogic business, we are expecting approximately 36% year-over-year revenue growth in the fourth quarter. Approximately 23% of this growth is coming from our core NeoGenomics business and the remainder from PathLogic. The improvement in earnings guidance reflects continued strength in our underlying business. We look forward to sharing our final audited fourth quarter financial results and to reviewing key growth initiatives as part of our Quarter 4 Earnings Release and Conference Call, both of which are scheduled for February 24, 2015”.

The Company reserves the right to adjust this guidance at any time based on the ongoing execution of its business plan. Current and prospective investors are encouraged to perform their own due diligence before buying or selling any of the Company’s securities, and are reminded that the foregoing estimates should not be construed as a guarantee of future performance.

About NeoGenomics, Inc.

NeoGenomics, Inc. is a high-complexity CLIA–certified clinical laboratory that specializes in cancer genetics diagnostic testing, the fastest growing segment of the laboratory industry. The company’s testing services include cytogenetics, fluorescence in-situ hybridization (FISH), flow cytometry, immunohistochemistry, anatomic pathology and molecular genetic testing. Headquartered in Fort Myers, FL, NeoGenomics has labs in Nashville, TN, Irvine, CA, Tampa, FL and Fort Myers, FL. NeoGenomics services the needs of pathologists, oncologists, other clinicians and hospitals throughout the United States. For additional information about NeoGenomics, visit http://www.neogenomics.com.

Interested parties can also access investor relations material from Hawk Associates at http://www.hawkassociates.com or neogenomics@hawk.com and from Zack’s Investment Research at http://www.zacks.com or scr@zacks.com.

Forward Looking Statements

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are forward-looking statements. These forward looking statements involve a number of risks and uncertainties that could cause actual future results to differ materially from those anticipated in the forward looking statements, Actual results could differ materially from such statements expressed or implied herein. Factors that might cause such a difference include, among others, the company’s ability to continue gaining new customers, offer new types of tests, and otherwise implement its business plan. As a result, this press release should be read in conjunction with the company’s periodic filings with the SEC.

For further information, please contact:

NeoGenomics, Inc.	Hawk Associates, Inc.
Steven C. Jones	Ms. Julie Marshall
Director of Investor Relations	(305)-451-1888
(239) 325-2001	(212) 825-3210
sjones@neogenomics.com	neogenomics@hawkassociates.com

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